UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2013

FLORIDA GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

3500 NW 37th Avenue, Miami, FL 33142
(Address of principal executive offices) (Zip code)

(502) 589-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant's Certifying Accountant.

As previously reported, on March 18, 2013, David Jonas as Receiver (the “Receiver”) for Florida Gaming Centers, Inc. (“Centers”), the wholly-owned subsidiary, and primary operating asset, of the Registrant, appointed Morrison, Brown, Argiz & Flora, LLC (“Morrison”) as the new accountants to perform the audit of Centers for its fiscal year ended December 31, 2012.

As also reported, King + Company, P.S.C. (“King”) has been the Registrant’s independent auditor since 1994, and in connection with King’s work on the December 31, 2012 audit, the Registrant, in consultation with King and Morrison, determined that, because Morrison will audit substantially all of the Registrant’s consolidated revenue and assets in connection with its audit of Centers, Morrison would be the Registrant’s “principal accountant.”

On March 27, 2013, the sole member of the Registrant’s Audit Committee, Dr. George Galloway, met with representatives of Morrison and of King. Following these meetings, the Audit Committee recommended the ratification and approval of Morrison’s appointment as the Registrant’s principal accountant for the December 31, 2012 audit.

On March 27, 2013, Registrant’s board of directors ratified and approved Morrison’s appointment as Registrant’s principal accountant.

Before its appointment as Centers’ auditor, Morrison was previously engaged by Centers on October 12, 2012 to act as an expert witness on Centers’ behalf in the previously disclosed case filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida styled ABC Funding, LLC, as Administrative Agent for Summit Partners Subordinated Debt Fund IV-A, L.P., Summit Partners Subordinated Debt Fund IV-B, L.P., JPMorgan Chase Bank, N.A., Locust Street Funding LLC, Canyon Value Realization Fund, L.P., Canyon Value Realization Master Fund, L.P., Canyon Distressed Opportunity Master Fund, L.P., and Canyon-GRF Master Fund II, L.P., vs. Florida Gaming Centers, Inc., a Florida corporation, and Florida Gaming Corporation, a Delaware corporation. Morrison resigned from the expert witness engagement prior to accepting the audit engagement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: April 2, 2013	By:	/s/ W. Bennett Collett, Jr.
W. Bennett Collett, Jr.
Chief Executive Officer

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